SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 10, 2002
(Date of earliest event reported)

U S Liquids Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13259	76-0519797
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

	411 N. Sam Houston Parkway East, Suite 400, Houston, Texas	77060-3545
	(Address of principal executive offices)	(Zip Code)

(281) 272-4500
Registrant's telephone number, including area code

Item 4.  Changes in Registrant’s Certifying Accountants.

  On June 10, 2002, U S Liquids Inc. (the “Company”) dismissed its former accountants and appointed Deloitte & Touche LLP to serve as its independent public accountants for the fiscal year 2002.  These actions followed the Company’s decision to seek proposals from independent accountants to audit the financial statements of the Company, and were approved by the Company’s Board of Directors upon the recommendation of its Audit Committee.  Prior to the selection of Deloitte & Touche, Arthur Andersen LLP served as the Company’s independent accountants.

During the two most recent fiscal years of the Company ended December 31, 2001, and the subsequent interim period through June 10, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2001 or within the interim period through June 10, 2002.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures.  Attached as Exhibit 16.1 is a copy of Arthur Andersen LLP’s letter dated June 10, 2002, stating its agreement with such statements.

During the two most recent fiscal years of the Company ended December 31, 2001, and the subsequent interim period through June 10, 2002, the Company did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

16.1                           Letter of Arthur Andersen LLP regarding change in certifying accountant.

99.1                           Press Release of U S Liquids Inc. dated June 10, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U S LIQUIDS INC.

Date: June 14, 2002	By:	/s/ Michael P. Lawlor
Michael P. Lawlor, Chief Executive Officer